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                                                                       EXHIBIT 5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                          MAGNUM HUNTER RESOURCES, INC.


         Pursuant to the applicable provisions of Chapter 78 of the Nevada Revised Statutes, Magnum Hunter Resources, Inc. (the "Corporation") adopts the following amendment to its Articles of Incorporation by stating the following:

         First: That the Board of Directors of the Corporation at a meeting duly convened and held on the 17th day of December 2001, adopted a resolution declaring that the following amendment to the Articles of Incorporation is advisable:

                  The first paragraph of subparagraph "(A) - Common Stock" of "Article IV - Stock" is hereby deleted and the following is substituted therefor:

                  "The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000 at a par value of $.002 per share. All stock when issued shall be fully paid and non-assessable."

         Second: That the number of shares of the Corporation entitled to vote on an amendment to the Articles of Incorporation is 37,943,746, and that the foregoing amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Dated: March 13, 2002

MAGNUM HUNTER RESOURCES, INC.


By:  /s/ Morgan F. Johnston
   --------------------------------------
     Morgan F. Johnston, Vice President,
     General Counsel and Secretary